United States

Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2004

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)		89119-3720 (Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Item 2.  Acquisition or Disposition of Assets

On February 24, 2004, Shuffle Master, Inc. (the “Company”) acquired certain assets of BET Technology, Inc., a privately held corporation that develops and distributes table games to casinos throughout North America.

The acquired assets include the Fortune Pai Gow®, Royal Match 21™ and Casino War® table games and related patents, trademarks and other intellectual property, as well as the “BET Technology, Inc.” name.

The acquisition price includes fixed installments and a promissory note, which is secured as set forth in the acquisition agreement (the “Agreement”), with contingent installment payments.  The fixed installments comprise $6 million that was paid on the closing date and, subject to the terms of the Agreement, $4 million that is payable on August 24, 2004.  Subject to other terms and conditions, the contingent installments are based on future revenue performance of Fortune Pai Gow.  Beginning November 2004, the Company will pay monthly note installments based on a percentage of such revenue for a period of up to ten years, not to exceed $12 million.  The Company expects to fund the acquisition price with existing cash and cash flow from operations.   The acquisition will be accounted for as a business combination, and, accordingly, the acquisition price will be allocated among the fair values of the assets acquired.

The acquired installed base of Fortune Pai Gow, Royal Match 21, and Casino War table games is approximately 1,100 units.  Operating results from the acquired assets will be included in the Company’s financial statements beginning March 1, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)
Date:	March 10, 2004

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman and Chief Executive Officer